    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1997
                                                     REGISTRATION NO. 33-91056
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                          AMENDMENT NO. 2 TO FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------
                       GRANITE BROADCASTING CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    4833                                   13-3458782
      (STATE OR OTHER JURISDICTION              (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                            ------------------------

                          767 THIRD AVENUE, 34TH FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 826-2530
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                             Employee Stock Plans
                           (Full Title of the Plan)

                                W. DON CORNWELL
                            CHIEF EXECUTIVE OFFICER
                        GRANITE BROADCASTING CORPORATION
                          767 THIRD AVENUE, 34TH FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 826-2530
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPY TO:
                         Russell W. Parks, Jr., P.C.
                  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                 1333 New Hampshire Avenue, N.W., Suite 400
                           Washington, D.C. 20036
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
            TITLE OF EACH SECURITIES                   AMOUNT TO       OFFERING PRICE PER  AGGREGATE OFFERING   REGISTRATION FEE
                TO BE REGISTERED                   BE REGISTERED (1)        UNIT (2)           PRICE (2)              (1)
----------------------------------------------------------------------------------------------------------------------------------

Common Stock (Nonvoting),                              1,100,000             $11.25           $11,577,907          $3,509 (3)
Par Value $.01
----------------------------------------------------------------------------------------------------------------------------------

(1) Plus such additional number of securities as may be issued in the event of a stock dividend, stock split, recapitalization or similar change in the Common Stock (Nonvoting), par value $.01.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457. The securities are being offered pursuant to an employee benefit plan and the maximum number of the registrant's securities issuable under the plans are covered by the registration statement. The fee has been calculated pursuant to Rule 457(h)(l) with the proposed maximum offering price determined, with respect to shares issuable upon exercise of options granted under the Company's Stock Option Plan, upon the exercise price thereof as provided under Rule 457(h)(l), and with respect to the remaining shares registered hereunder, upon the average of the bid and ask prices of the Common Stock (Nonvoting) as reported by the NASDAQ National
Market System on October 17, 1997 ($11.25) as provided under Rule 457(c).
The registration fee also includes securities for which a fee is required under Rule 457(h)(3).

(3) The Registrant paid a registration fee of $12,092 to register 4,160,465 shares of Common Stock (Nonvoting), par value $.01, with the initial filing of, and Amendment No. 1 to, the Registration Statement.

    Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Registrant's Registration Statement No. 33-91056, as amended.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          CROSS REFERENCE SHEET REQUIRED BY ITEM 501 OF REGULATION S-K

   ITEM NUMBER AND DESCRIPTION
      IN PART I OF FORM S-3                    CAPTION IN PROSPECTUS
----------------------------------             ----------------------
   1. Forepart of the Registration                Outside Front Cover Page
      Statement and Outside Front Cover
      Page of Prospectus

  2. Inside Front and Outside Back                Available Information;
     Cover Pages of Prospectus                    Incorporation of Certain Documents by Reference;
                                                  Table of Contents

  3. Summary Information                          Not Applicable

     Risk Factors                                 Risk Factors

     Ratio of Earnings to Fixed Charges           Not Applicable

  4. Use of Proceeds                              Use of Proceeds

  5. Determination of Offering Price              Not Applicable

  6. Dilution                                     Not Applicable

  7. Selling Security-Holders                     Selling Stockholders

  8. Plan of Distribution                         Plan of Distribution; Outside Front Cover Page

  9. Description of Securities to be              Not Applicable
     Registered

  10. Interests of Named Experts and Counsel      Legal Opinion

  11. Material Changes                            Not Applicable

  12. Incorporation of Certain                    Incorporation of Certain Documents by Reference
      Information by Reference

   13. Disclosure of Commission Position on       Not Applicable
       Indemnification for Securities
       Act Liabilities


                                    (i)

                              P R O S P E C T U S

                               2,919,567 SHARES*

                      GRANITE BROADCASTING CORPORATION
                          COMMON STOCK (NONVOTING)

    This Prospectus relates to 2,919,567* shares of Common Stock (Nonvoting), $.01 par value per share (the "Common Stock (Nonvoting)"), of Granite Broadcasting Corporation (the "Company") being offered for resale from time to time by certain stockholders of the Company or their respective legatees, heirs or legal representatives (the "Selling Stockholders") and who have purchased Common Stock (Nonvoting) under the Company's Stock Option Plan (the "Stock Option Plan"), the Company's Director Stock Option Plan (the "Directors' Stock Option Plan"), the Company's Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), the Company's Target Cash Flow Option Plan (the "Target Plan"), the Company's Management Stock Plan (the "Management Stock Plan"), the Company's Non Employee Directors Stock Plan (the "Non Employee Directors Stock Plan") and the Company's other employee compensatory plans (collectively, the Company's "Employee Stock Plans"). This Prospectus also covers such additional shares of Common Stock (Nonvoting) as may be issuable to the Selling Stockholders in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock (Nonvoting).

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PURCHASE OF THE SHARES OF COMMON STOCK (NONVOTING), SEE "CERTAIN INVESTMENT CONSIDERATIONS."

    The last reported sale price of the Company's Common Stock (Nonvoting) as reported by NASDAQ on October 17, 1997, was $11.25.

    The executive offices of the Company are located at 767 Third Avenue, 34th Floor, New York, New York 10017; the telephone number is (212) 826-2530.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          _____________________


    This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

    One or more supplements to this Prospectus will describe any material arrangements for the resale of the Common Stock (Nonvoting) being offered if, and when, such arrangements are entered into by the Selling Stockholders and any broker-dealers that participate in the distribution. (See "PLAN OF DISTRIBUTION.")

------

* Includes 2,241,455 shares of Common Stock (Nonvoting) of the Company offered for resale from time to time by the Selling Stockholders and who have purchased Common Stock (Nonvoting) under the Company's Employee Stock Plans covered in the Prospectus filed by the Company under a Registration statement on Form S-8, Registration No. 33-91056, on April 10, 1995 and as amended on September 19, 1996.


                             October 22, 1997

                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System. This Web site can be accessed at http://www.sec.gov. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock (Nonvoting) is quoted on the NASDAQ National Market System and such reports and other information may be inspected and copied at the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents are hereby incorporated by reference in this
Prospectus:

        (a) The Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 1996;

        (b) The Company's Reports on Form 8-K dated January 15, 1997, Form 8-K dated February 7, 1997, Form 8-K/A dated April 14, 1997, Form 8-K/A dated June 27, 1997 and Form 8-K dated October 17, 1997;

        (c) The Company's Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 1997 and Form 10-Q for the quarter ended June 30, 1997; and

        (d) The description of the Company's Common Stock (Nonvoting) contained in the Company's Registration Statement on Form 8-A filed on December 13, 1991, together with any amendment or report filed for the purpose of updating such description, to the extent of such updating.

    All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

    The Company will furnish without charge to each person to whom the Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference into the information incorporated herein by reference). Requests should be addressed to Lawrence I. Wills, Granite Broadcasting Corporation, 767 Third Avenue, 34th Floor, New York, New York 10017, telephone (212) 826-2530.

                                  THE COMPANY

                                     PART I

ITEM 1. BUSINESS

    Granite Broadcasting Corporation ("Granite" or the "Company"), a Delaware corporation, is a group broadcasting company founded in 1988 to acquire and manage network-affiliated television stations and other media and communications-related properties. The Company's goal is to identify and acquire properties that management believes have the potential for substantial long-term appreciation and to aggressively manage such properties to improve their operating results. The Company currently owns and operates ten network-affiliated television stations: KNTV (TV), the ABC affiliate serving San Jose, California and the Salinas-Monterey, California television market ("KNTV"); WTVH-TV, the CBS affiliate serving Syracuse, New York ("WTVH"); KSEE-TV, the NBC affiliate serving Fresno-Visalia, California ("KSEE"); WPTA-TV, the ABC affiliate serving Fort Wayne, Indiana ("WPTA"); WEEK-TV, the NBC affiliate serving Peoria-Bloomington, Illinois ("WEEK-TV"); KBJR-TV, the NBC affiliate serving Duluth, Minnesota and Superior, Wisconsin ("KBJR"); KEYE-TV, the CBS affiliate serving Austin, Texas ("KEYE"); WWMT-TV, the CBS affiliate serving Grand Rapids-Kalamazoo-Battle Creek, Michigan ("WWMT"); WKBW-TV, the ABC affiliate serving Buffalo, New York ("WKBW"); and WDWB-TV (formerly called WXON-TV), the WB network serving Detroit, Michigan ("WDWB"). KBJR and WEEK were acquired in separate transactions in October 1988, WPTA was acquired in December 1989, KNTV was acquired in February 1990, WTVH and KSEE were acquired in December 1993, KEYE was acquired in February 1995, WWMT and WKBW were acquired in separate transactions in June 1995 and WDWB was acquired in January 1997. WLAJ-TV, the ABC affiliate serving Lansing, Michigan ("WLAJ") is currently being operated by the Company pursuant to a time brokerage agreement that was entered into in October 1996. The Company owns each of KNTV, WTVH, KSEE, WPTA, KBJR, KEYE, WWMT and WKBW and WDWB through separate wholly owned subsidiaries (collectively, the "Subsidiaries"; references herein to the "Company" or to "Granite" include Granite Broadcasting Corporation and its subsidiaries). The Company's long-term objective is to acquire additional television stations and to pursue acquisitions of other media and communications-related properties in the future.

    On October 3, 1997, Granite entered into a definitive agreement with Pacific FM Incorporated ("Pacific"), a California corporation, James J. Gabbert and Michael P. Lincoln, to acquire 51% of the outstanding stock of Pacific, the owner of KOFY-TV, the WB Network affiliated station serving the San Francisco-Oakland-San Jose, California television market. At the closing of this purchase, it is contemplated that Granite will acquire the remaining 49% of the stock of Pacific. The total purchase price for all the stock of Pacific will be $143.75 million in cash. In addition, Granite will pay $30 million to the principal shareholders of Pacific for a covenant not to compete in the San Francisco-San Jose television market for a period of five years from the closing of Granite's acquisition.

    The proposed acquisition is subject to approval by the Federal Communications Commission (the "FCC") and is expected to be completed during the third quarter of 1998. Because Granite already owns a television station with an overlapping service area, KNTV, the ABC affiliate licensed to serve San Jose, California, the Company will request a waiver from the FCC to permit Granite to own both KNTV and KOFY-TV.

                       CERTAIN INVESTMENT CONSIDERATIONS

                                  RISK FACTORS

LIMITATIONS ON FINANCIAL FLEXIBILITY; EFFECT OF NON-COMPLIANCE
WITH RESTRICTIVE COVENANTS

    The Company has incurred significant indebtedness in connection with the acquisition of its ten television stations and anticipates incurring additional indebtedness in connection with future acquisitions, including the acquisition of WLAJ and the acquisition of the stock of Pacific (the "KOFY Acquisition"). At September 30, 1997, the Company's long-term indebtedness was approximately $382,768,000 and its combined long-term indebtedness and liquidation and redemption obligations on its 12 3/4% Cumulative Exchangeable Preferred Stock and its Cumulative Convertible Exchangeable Preferred Stock (collectively, the "Preferred Stock") was approximately $585,447,000. The Indenture (the "9 3/8% Note Indenture") governing the Company's 9 3/8% Senior Subordinated Notes due December 2005 (the "9 3/8% Notes"), the Indenture (the "10 3/8% Note Indenture" and collectively with the 9 3/8% Note Indenture the "Existing Indentures") governing the Company's 10 3/8% Senior Subordinated Notes due May 15, 2005 (the "10 3/8% Notes") and the Company's existing credit agreement (the "Credit Agreement") contain various financial and operating covenants that, among other things, require the maintenance of certain financial ratios and restrict the Company's ability to borrow funds and to utilize funds for various purposes, including investments in certain subsidiaries. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs, or could adversely affect the Company's ability to finance its future operations or capital needs, or engage in other business activities which could be in the interest of the Company.

    A substantial portion of the Company's cash flow from operations is required for debt service. The Company's ability to service its debt, including the 9 3/8% Notes and 10 3/8% Notes (collectively, the "Existing Notes"), borrowings under the Credit Agreement and the Company's 12 3/4% Exchange Debentures due 2009 (the "Exchange Debentures") and the Company's 7 3/4% Junior Subordinated Convertible Exchange Debentures due 2005, if issued, will depend upon the Company's future operating performance, which is subject to financial, political, business, regulatory and other factors, many of which are beyond the Company's control. Since borrowings under the Credit Agreement bear interest at rates that will fluctuate with certain prevailing interest rates, increases in such prevailing interest rates likely will increase the Company's interest payment obligations with respect to borrowings thereunder and could have an adverse effect on the Company.

    Additionally, if the Company were to sustain a decline in its operating results, it could experience difficulty in complying with the covenants that are contained in the Credit Agreement and any other agreements governing future indebtedness of the Company. The failure to comply with such covenants could result in an event of default under these agreements, thereby permitting acceleration of indebtedness incurred pursuant thereto, as well as indebtedness under other instruments that contain cross-acceleration or cross-default provisions, including the Existing Notes.

DEPENDENCE ON SUBSIDIARIES

    Nine of the Company's ten owned and operated television stations are owned by wholly-owned subsidiaries of the Company, and future acquisitions including the acquisition of WLAJ and the KOFY Acquisition, will likely be made through present or future subsidiaries. The Company's cash flow and consequent ability to service its debt, and its ability to redeem its preferred stock for cash (whether upon a mandatory redemption, a Change of Control (as defined herein) or otherwise) will be dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds by those subsidiaries to the Company. The Company anticipates, with respect to stations it acquires, implementing strategies to improve operating results, including aggressively managing personnel and other operating expenses. Although these strategies have been successfully implemented by the Company in the case of the Company's existing stations, there can be no assurance that the Company will be able to successfully implement such strategies in the future. In addition, there also can be no assurance that the Company and its subsidiaries will experience continued growth or continued improved operating results in the future. The Company's subsidiaries have no obligation, contingent or otherwise, to make any funds available to the Company. The Credit Agreement and the Existing Indentures impose certain limitations on the ability of subsidiaries of the Company to enter into agreements restricting their ability to declare dividends or make distributions or advances to the Company.

ABSENCE OF NET INCOME; POSSIBLE CHANGES IN FUTURE UTILIZATION OF NET OPERATING LOSSES FOR TAX PURPOSES

    The Company reported a net loss of $10,535,000, $5,042,000, $783,000 and $8,785,000 for the years ended December 31, 1992, 1993, 1995 and 1996, respectively. The losses were primarily caused by the substantial interest expense on debt incurred by the Company to finance the acquisitions of its television broadcasting stations (and extraordinary losses of $5,709,000, $1,007,000 and $2,891,000 incurred in 1992, 1993 and 1996, respectively, on the early extinguishment of debt) and depreciation and amortization charges. There can be no assurances that the Company will not report net losses in the future. The future utilization of a portion of the Company's net operating losses for federal income tax purposes is subject to an annual limitation.

DEPENDENCE ON KEY PERSONNEL

    W. Don Cornwell, the Chief Executive Officer and Chairman of the Board of Directors of the Company, and Stuart J. Beck, the President and Secretary of the Company, have each entered into employment agreements with the Company. Each agreement provides for a two-year employment term and will be automatically renewed for a subsequent two-year term except upon advance notice of nonrenewal by either party. The current terms under the agreements expire on September 19, 1999. The agreements provide that Mr. Cornwell and Mr. Beck will not engage in any business activities during the term of such agreements outside the scope of their employment with the Company unless approved by a majority of the Company's independent directors. The loss of the services of certain key personnel currently employed by the Company could have an adverse impact on the Company. There can be no assurance that the services of such personnel will continue to be made available to the Company. The Company does not maintain key man life insurance on any of its employees.

DEPENDENCE ON CONTINUED NETWORK AFFILIATION

    Three of the Company's television stations are affiliated with NBC, three of the Company's television stations and WLAJ are affiliated with ABC, three of the Company's stations are affiliated with CBS, and WDWB is affiliated with the WB Network ("WB") (NBC, ABC, CBS and WB are referred to herein individually as a "Network" and collectively as the "Networks"). Under each of the Company's affiliation agreements (except for the WDWB affiliation agreement, which is an at will arrangement), the terms of which range from seven to ten years, the Networks may, under certain circumstances, terminate the agreement upon advance written notice. The non-renewal or termination of one or more of the Network affiliation agreements could have a material adverse effect on the Company's results of operations and liquidity. No assurance can be given that the Company's Network affiliation agreements will be renewed or that such agreements will not be terminated.

RISK OF CHANGE IN GOVERNMENT REGULATION; NECESSITY OF FCC LICENSES

    The Company's operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television broadcasting stations except pursuant to a license issued by the FCC and empowers the FCC, among other things, to issue, renew, revoke and modify broadcasting licenses, adopt regulations to carry out the provisions of the Communications Act and impose penalties for violation of such regulations. The Telecommunications Act of 1996, which amends major provisions of the Communications Act, was enacted on February 8, 1996. The FCC has recently adopted rules relating to digital television, and has under consideration and the U.S. Congress and the FCC may in the future adopt new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, materially affect the operation and ownership of the Company's broadcast properties.

COMPETITION, CHANGES IN THE BROADCAST INDUSTRY AND GENERAL ECONOMIC
CONDITIONS

    Technological innovation, and the resulting proliferation of programming alternatives, have fractionalized television viewing audiences and subjected traditional television broadcast stations to new types of competition. These changes have had and will continue to have an effect on the broadcasting industry in general. In addition, the television industry is affected by prevailing economic conditions. Since the Company relies on sales of advertising time at its stations for substantially all of its revenues, the Company's operating results are and will be sensitive to general economic conditions and regional conditions in each of the local markets in which the stations operate. The Company cannot predict the future direction of such conditions.

RISK OF INABILITY TO FINANCE CHANGE OF CONTROL OFFER

    W. Don Cornwell and Stuart J. Beck, through their ownership of all of the outstanding shares of the Company's Class A Common Stock, par value $.01 per share (the "Voting Common Stock"), possess 55% and 45%, respectively, of the voting power in the Company. As long as Messrs. Cornwell and Beck hold all of the outstanding shares of Voting Common Stock, they will be able to elect all of the Company's directors and, under most circumstances, amend the Company's Certificate of Incorporation and effect a merger, sale of assets or other fundamental corporate transaction without the approval of the other stockholders of the Company and will be able to defeat any unsolicited attempt to acquire control of the Company.

    Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all of the Existing Notes and any outstanding Exchange Debentures at 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, of which approximately $249,768,000 million principal amount, in the aggregate, were outstanding as of September 30, 1997. In the event of a Change of Control, the Company will also be required to offer to purchase all outstanding Preferred Stock at a purchase price equal to 101% of the aggregate liquidation preference thereof plus, without duplication, accumulated and unpaid dividends thereon to the date of purchase. A Change of Control is also an event of default under the Credit Agreement. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to repay all borrowings under the Credit Agreement and pay the Change of Control purchase price for all Preferred Stock, Existing Notes and Exchange Debentures tendered by the holders thereof. A Change of Control will be deemed to have occurred at such time as any Person or any Persons (other than one or more Permitted Holders) acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act becomes the beneficial owner of 50% or more of the total voting power of all classes of Voting Stock of the Company, or at such time as such Person or Group succeeds in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing directors remaining on the Board of Directors of the Company after such election who are Affiliates of such Group, will constitute a majority of the Board of Directors of the Company. "Permitted Holder" means (i) W. Don Cornwell and Stuart J. Beck,
(ii) the members of the immediate family of either of the persons named in clause (i) above, (iii) any trust created for the benefit of the persons described in clauses (i) or (ii) above or any of their estates, or (iv) any corporation that is controlled by any Person described in clauses (i), (ii) or
(iii) above.

LIMITATION ON DIVIDENDS

    The Company has never declared or paid dividends on its Common Stock (Nonvoting). The Company's ability to pay cash dividends on the Company's Common Stock (Nonvoting) is subject to certain limitations under the Indentures governing the Existing Notes and the Credit Agreement.

                                USE OF PROCEEDS

    The Company will receive none of the proceeds associated with this offering of Common Stock (Nonvoting). The proceeds received from the purchase of the Common Stock (Nonvoting) by the Selling Stockholders under the Company's Employee Stock Plans are being added to the Company's general funds. The principal purpose of this offering is to resell the Common Stock (Nonvoting) acquired by the Selling Stockholders under the Company's Employee Stock Plans.

                              SELLING STOCKHOLDERS

    The following table sets forth the name and relationship with the Company, if any, within the past three years of each Selling Stockholder, the number of shares of Voting Common Stock and Common Stock (Nonvoting) that each Selling Stockholder beneficially owned directly or indirectly as of September 30, 1997, the number of shares of Common Stock (Nonvoting) that are being registered on behalf of each of the Selling Stockholders, and the amount and percentage of the Common Stock (Nonvoting) to be owned by each Selling Stockholder after completion of the offering assuming the sale of all of the Common Stock (Nonvoting) being offered hereunder.

                                                SHARES OF COMMON STOCK
                                                  BENEFICIALLY OWNED      MAXIMUM NUMBER OF   BENEFICIAL OWNERSHIP OF
                                                      DIRECTLY OR         SHARES OF COMMON            COMMON
               NAME OF SELLING                     INDIRECTLY AS OF       STOCK (NONVOTING)   STOCK (NONVOTING) AFTER
                STOCKHOLDERS/                           10/1/97             REGISTERED**             OFFERING
               RELATIONSHIP TO                  -----------------------  -------------------  -----------------------
                 THE COMPANY                     VOTING     NONVOTING                          NUMBER        %
----------------------------------------------  ---------  ------------                     ------------  -----------
W. Don Cornwell                                    98,250       853,300(a)       1,294,200        61,900       *
  Chairman of the Board
  of Directors

Stuart J. Beck                                     80,250       743,162(b)       1,071,278        73,684       *
  President
  and Secretary

Robert E. Selwyn, Jr.                              --            22,012(c)         183,962        10,050       *
  Chief Operating Officer

Lawrence I. Wills                                  --            11,238(d)          31,238        --           --
  Vice President-Finance
  and Controller

Ellen McClain                                      --             6,173             26,173        --           --
  Vice President-Corporate
  Development and
  Treasurer

Martin F. Beck                                     --           104,702(e)          50,588        74,514       *
  Director

James L. Greenwald                                 --           110,315(f)          50,588        79,227       *
  Director

Vickee Jordan Adams                                --            16,425(g)          34,788         2,337       *
  Director

Thomas R. Settle                                   --            80,200(h)          52,188        50,512       *
  Director

Charles J. Hamilton, Jr.                           --            25,838(i)          51,388           250       *
  Director

Mikael Salovaara                                   --           121,538(j)          43,788        97,250          1.1%
  Director

Edward Dugger                                      --             8,388(k)          29,388            --           --
  Director


------------------------

Note: (*) The Selling Stockholder has beneficial ownership of less than 1% of the Common Stock (Nonvoting).

(**) Includes shares of Common Stock (Nonvoting) registered under the original registration statement on Form S-8 prior to this Amendment.

(a) Includes 460,900 shares issuable upon exercise of options granted to Mr. Cornwell under the Stock Option Plan which are exercisable at the option of the holder within sixty (60) days, 17,500 shares issuable upon the conversion of 3,500 shares of Cumulative Convertible Exchangeable Preferred Stock which are convertible at the option of the holder within sixty (60) days, and a total of 3,900 shares held by Mr. Cornwell's immediate family. Mr. Cornwell disclaims beneficial ownership with respect to such 3,900 shares.

(b) Includes 541,000 shares issuable upon exercise of options granted to Stuart
    J. Beck under the Stock Option Plan which are exercisable at the option of the holder within sixty (60) days, and 50,000 shares issuable upon the conversion of 10,000 shares of Cumulative Convertible Exchangeable Preferred Stock which are convertible at the option of the holder within sixty (60) days.

(c) Includes 8,000 shares issuable upon exercise of options granted under the Stock Option Plan which are exercisable at the option of the holder within 60 days.

(d) Includes 3,750 shares issuable upon exercise of options granted under the Stock Option Plan which are exercisable at the option of the holder within sixty (60) days.

(e) Includes 19,750 shares issuable upon the conversion of 3,950 shares of Cumulative Convertible Exchangeable Preferred Stock (including 450 shares of such stock held by Mr. Beck's spouse) which are convertible at the option of the holder within sixty (60) days, 6,000 shares held by Mr. Beck's spouse and 24,700 shares issuable upon exercise of options granted under the Directors' Stock Option Plan which are exercisable at the option of the holder within sixty (60) days. Mr. Beck disclaims beneficial ownership with respect to shares held by his spouse.

(f) Includes 5,000 shares issuable upon conversion of 1,000 shares of Cumulative Convertible Exchangeable Preferred Stock which are convertible at the option of the holder within sixty (60) days and 27,400 shares issuable upon exercise of options granted under the Directors' Stock Option Plan which are exercisable at the option of the holder within sixty (60) days.

(g) Includes 11,700 shares issuable upon exercise of options granted under the Director's Stock Option Plan which are exercisable at the option of the holder within sixty (60) days.

(h) Includes 15,000 shares issuable upon the conversion of 3,000 shares of Cumulative Convertible Exchangeable Preferred Stock which are convertible at the option of the holder within sixty (60) days, 4,500 shares held by Mr. Settle's spouse as custodian for his children and 24,300 shares issuable upon exercise of options granted under the Directors' Stock Option Plan which are exercisable at the option of the holder within sixty (60) days. Mr. Settle disclaims beneficial ownership with respect to the shares held by his spouse as custodian for his children.

(i) Includes 23,200 shares issuable upon exercise of options granted under the Directors' Stock Option Plan, which are exercisable at the option of the holder within sixty (60) days.

(j) Includes: (i) 3,500 shares, and 5,000 shares issuable upon the conversion of 1,000 shares of Cumulative Convertible Exchangeable Preferred Stock which are convertible at the option of the holder within sixty (60) days, held in Trust for the benefit of one of Mr. Salovaara's children for which Mr. Salovaara is the Trustee; (ii) 3,500 shares, and 5,000 shares issuable upon the conversion of 1,000 shares of Cumulative Convertible Exchangeable Preferred Stock, which are convertible at the option of the holder within sixty (60) days, held in Trust for the benefit of one of Mr. Salovaara's children for which Mr. Salovaara's spouse is the Trustee; (iii) 59,750 shares issuable upon the conversion of 11,950 shares of Cumulative Convertible Exchangeable Preferred Stock, which are convertible at the option of the holder within sixty (60) days; (iv) 21,900 shares issuable upon exercise of options granted under the Directors' Stock Option Plan which are exercisable at the option of the holder within sixty (60) days; and (v) 5,000 shares issuable upon conversion of 1,000 shares of Cumulative Convertible Exchangeable Preferred Stock, which are convertible at the option of the holder within sixty (60) days, held in Trust for the benefit of nonaffiliates of Mr. Salovaara, for which Mr. Salovaara and Mr. Salovaara's spouse are among the Trustees and as to which Mr. Salovaara disclaims beneficial ownership.

(k) Includes 6,000 shares issuable upon exercise of options granted under the Directors' Stock Option Plan which are exercisable at the option of the holder within sixty (60) days.

                              PLAN OF DISTRIBUTION

    It is expected that the offering of Common Stock (Nonvoting) by the Selling Stockholders will be effected from time to time in one or more transactions in the NASDAQ National Market System, or in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling to or through broker-dealers and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock (Nonvoting) for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in such a distribution may be deemed to be underwriters. Any commissions received by broker-dealers in a distribution and any profit on the sale by broker-dealers in a distribution may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    The Company will pay the expenses of registering the Common Stock (Nonvoting) being offered by the Selling Stockholders, which are estimated to be $5,000.

                                 LEGAL OPINION

    The legality of the shares of Common Stock (Nonvoting) of the Company being offered hereby has been passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1333 New Hampshire Ave., N.W., Suite 400, Washington, D.C. 20036. Vernon E. Jordan, Jr., a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., holds, beneficially and of record, 8,264 shares of Company in Common Stock (Nonvoting).

                                    EXPERTS

    The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996 and the financial statements of WXON-TV, Inc. included in the Company's Form 8-K/A dated April 14, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included (or incorporated by reference) therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP given upon the authority of such firm as experts in accounting and auditing.
                                      10

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
The Company...............................................          3
Certain Investment Considerations.........................          4
Use of Proceeds...........................................          7
Selling Stockholders......................................          7
Plan of Distribution......................................         10
Legal Opinion.............................................         10
Experts...................................................         10




                                2,919,567 SHARES



                        GRANITE BROADCASTING CORPORATION


                            COMMON STOCK (NONVOTING)
                           (PAR VALUE $.01 PER SHARE)






                             ---------------------

                                   PROSPECTUS

                             ---------------------







                                October 22, 1997

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents are incorporated by reference in the registration statement:

        (a) The Company's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 1996;

        (b) The Company's Reports on Form 8-K dated January 15, 1997, Form 8-K dated February 7, 1997, Form 8-K/A dated April 14, 1997 and Form 8-K/A dated June 27, 1997 and Form 8-K dated October 17, 1997;

        (c) The Company's Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 1997 and Form 10-Q for the quarter ended June 30, 1997; and

        (d) The description of the Company's Common Stock (Nonvoting) contained in the Company's Registration Statement on Form 8-A filed on December 13, 1991, together with any amendment or report filed for the purpose of updating such description, to the extent of such updating.

    All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part thereof.

ITEM 4. DESCRIPTION OF SECURITIES

    Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

    Vernon E. Jordan, Jr., a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., holds, beneficially and of record, 8,264 shares of the Company's Common Stock (Nonvoting).

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Eighth of the Company's Third Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

    Section 145 of the DGCL provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent.

    Article Eighth of the Certificate of Incorporation provides that the Company shall indemnify any current or former director or officer to the fullest extent permitted by the DGCL. Article Eighth further contemplates that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such directors and officers are otherwise entitled by means of Bylaw provisions, contracts, agreements, or otherwise. Article VIII of the Company's Bylaws provides that the Company shall indemnify to the fullest extent permitted by DGCL its current and former directors and officers and persons serving as directors and officers of any corporation at the request of the Company. The Company also maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities.

    Reference is made to the Stock Option Plan, which provides that the Company shall indemnify and hold harmless each member of the Stock Option Committee of the Plan against certain liabilities arising by reason of such person's membership on such committee and the board of directors of the Company, except liabilities arising from such person's gross negligence or willful misconduct.

    Reference is made to the Granite Broadcasting Corporation Directors' Stock Option Plan, which provides that the Company shall indemnify and hold harmless each member of the board of directors of the Company against certain liabilities arising out of any action, suit or proceeding regarding administration of the Directors' Stock Option Plan in which such person may be involved by reason of his being or having been a member of the Board of Directors of the Company, except liabilities rising from such person's gross negligence or willful misconduct or in respect of any matter in which any settlement is effected to an amount in excess of the amount approved by the Company on the advice of its legal counsel.

ITEM 7. EXEMPTION FROM REGISTRATION

    All restricted securities to be reoffered and resold pursuant to this registration statement were issued and sold pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 8. EXHIBITS

      4.1 Granite Broadcasting Corporation Stock Option Plan, as amended on April 29, 1997 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1997, Commission File No. 0-19728, filed on May 12, 1997).

      4.2 Target Cash Flow Plan and Agreement, dated as of October 31, 1988 among Granite Broadcasting Corporation, W. Don Cornwell and Stuart
           J. Beck (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement No. 33-43770 filed on November 5, 1991.)

      4.3 Granite Broadcasting Corporation Management Stock Plan, as amended July 24, 1996 (incorporated by reference to Exhibit 10.15 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, Commission File No. 0-19728, filed on August 13, 1996).

      4.4 Granite Broadcasting Corporation Director Stock Option Plan, as amended February 25, 1997 (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-19728, filed on March 21, 1997).

      4.5 Granite Broadcasting Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, Commission File No. 0-19728, filed on March 29, 1995).

      4.6 Granite Broadcasting Corporation Non-Employee Plan Directors Stock Plan (incorporated by reference to
           Exhibit 10.31 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, Commission File No. 0-19728, filed on May 12, 1997).

      5.   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

     23.1  Consent of Independent Auditors (Ernst & Young LLP).

     23.2  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           (included in Exhibit 5).

     24. Power of Attorney for the Company (included as part of the signature page).



ITEM 9. UNDERTAKINGS

    A. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 22, 1997.

                                GRANITE BROADCASTING CORPORATION

                                BY:           s/ W. Don Cornwell
                                    ------------------------------------------
                                                 W. DON CORNWELL
                                         CHAIRMAN OF THE BOARD OF DIRECTORS

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                        TITLE                      DATE
          ----------                       -----                      ----

s/ W. DON CORNWELL              Chief Executive Officer        October 22, 1997
------------------------------  (Principal Executive Officer)
W. Don Cornwell                 and Chairman of the Board of
                                Directors
s/ STUART J. BECK*              President and Secretary        October 22, 1997
-----------------------------   (Principal Financial Officer)
Stuart J. Beck Secretary        and Director

s/ LAWRENCE I. WILLS*           Vice President--Finance and    October 22, 1997
-----------------------------   (Principal Accounting Officer)
Lawrence I. Wills Controller

s/ MARTIN F. BECK*              Director                       October 22, 1997
-----------------------------
Martin F. Beck

s/ JAMES L. GREENWALD*          Director                       October 22, 1997
-----------------------------
James L. Greenwald

s/ VICKEE JORDAN ADAMS*         Director                       October 22, 1997
-----------------------------
Vickee Jordan Adams

s/ EDWARD DUGGER III*           Director                       October 22, 1997
-----------------------------
Edward Dugger III

s/ CHARLES J. HAMILTON,JR.*     Director                       October 22, 1997
-----------------------------
Charles J. Hamilton, Jr.

s/ THOMAS R. SETTLE*           Director                        October 22, 1997
-----------------------------
Thomas R. Settle

s/ MIKAEL SALOVAARA*         Director                          October 22, 1997
-----------------------------
Mikael Salovaara

*By: s/ W. DON CORNWELL
     ------------------------
     W. Don Cornwell
     As Attorney-in-fact